Exhibit 23.2

Consent of Independent Auditors

The Members

Southern Diversified Timber, LLC:

We consent to the incorporation by reference in the registration statement on Form S-3 of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. of our report dated February 21, 2011, with respect to the balance sheets of Southern Diversified Timber, LLC as of December 31, 2010 and 2009, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2010 and 2009 and period from October 1, 2008 (inception) through December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Plum Creek Timber Company, Inc.

/s/ KPMG LLP

Portland, Oregon

December 7, 2011